EXHIBIT 4.2

[CONFORMED COPY, including
Amendments dated January 30, 1998,
October 24, 2000, November 14, 2003,
February 25, 2004, March 30, 2007,
February 16, 2010, February 4, 2013,
and October 30, 2014]

BEARINGS, INC.
3600 Euclid Avenue
Cleveland, Ohio 44115-2515

As of November 27, 1996

Prudential Investment Management, Inc.
(herein called “PRUDENTIAL”)
Each Prudential Affiliate which becomes
bound by this Agreement as hereinafter
provided (together with Prudential, the
“PURCHASERS”)
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Gentlemen:

The undersigned, BEARINGS, INC., an Ohio corporation (herein called the “COMPANY”), hereby agrees with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1. AUTHORIZATION OF ISSUE OF PRIVATE SHELF NOTES. The Company will authorize the issue of its senior promissory notes (herein called the “PRIVATE SHELF NOTES”) in the aggregate principal amount of $270,000,000, to be dated the date of issue thereof, to mature, in the case of each Private Shelf Note so issued, no more than fifteen (15) years after the issuance thereof, to have an average life, in the case of each Note so issued, of no more than twelve (12) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum (and to have such other particular terms consistent with the terms of this Agreement) as shall be set forth in the Confirmation of Acceptance with respect to such Private Shelf Note delivered pursuant to paragraph 2E, and to be substantially in the form of EXHIBIT A attached hereto. The terms “Private Shelf Note” and “Private Shelf Notes” as used herein shall include each Private Shelf Note delivered pursuant to any provision of this Agreement and each Private Shelf Note delivered in substitution or exchange for any such Private Shelf Note pursuant to any such provision. The terms “NOTE” or “NOTES” as used herein shall include each Private Shelf Note (whether designated a Series A Note, Series B Note or Series C Note, etc.) delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods, and (vi) which are otherwise designated a “Series” hereunder or in the Confirmation of Acceptance whether or not the foregoing conditions are satisfied, are herein called a “SERIES” of Notes.

2. PURCHASE AND SALE OF NOTES.

2A. FACILITY. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth herein, Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Private Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Private Shelf Notes is herein called the “FACILITY”. At any time, $50,000,000, minus the aggregate principal amount of Private Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of “ACCEPTED NOTES” (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “AVAILABLE FACILITY AMOUNT” at such time. [NOTE: PURSUANT TO THE AMENDMENT DATED OCTOBER 30, 2014, THE PARTIES EXPRESSLY ACKNOWLEDGED AND AGREED THAT THE AVAILABLE FACILITY AMOUNT AS OF SUCH DATE WAS $50,000,000.] NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF PRIVATE SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE PRIVATE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF PRIVATE SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B. ISSUANCE PERIOD. Private Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) October 30, 2017 and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the Facility. The period during which Private Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “ISSUANCE PERIOD”.

2C. REQUEST FOR PURCHASE. The Company may from time to time during the Issuance Period make requests for purchases of Private Shelf Notes (each such request being herein called a “REQUEST FOR PURCHASE”). Each Request for Purchase shall be made to Prudential by telecopier and confirmed by nationwide overnight delivery service, and shall (i) specify the aggregate principal amount of Private Shelf Notes covered thereby, which shall not be less than $5,000,000 and shall not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly in arrears) of the Private Shelf Notes covered thereby, (iii) specify the use of proceeds of such Private Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Private Shelf Notes, which shall be a Business Day during the Issuance Period not more than thirty (30) days after the making of such Request for Purchase and in any event not less than three (3) days after any Acceptance with respect to such Request for Purchase under paragraph 2E, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Private Shelf Notes are to be transferred on the Private Shelf Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 hereof are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transactions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default (and that no Event of Default or Default shall arise as the result of the purchase and sale of such Private Shelf Notes), and (vii) be substantially in the form of EXHIBIT B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2D. RATE QUOTES. As soon as practicable and in any event not later than five (5) Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2C, Prudential may, but shall be under no obligation to, provide (by telephone and promptly thereafter confirmed by telecopier, in each case no earlier than 9:30 A.M. and no later than 1:30 P.M. New York City local time) interest rate quotes for the several principal amounts, maturities, prepayment schedules and interest payment periods of Private Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Private Shelf Notes until such balance shall have become due and payable, at which Prudential or a Prudential Affiliate would be willing to purchase such Private Shelf Notes at 100% of the principal amount thereof. Such rate quotes shall be made and determined by Prudential in accordance with the internal methods and procedures then used by Prudential to price comparable transactions with companies similarly situated with similar credit risks.

2E. ACCEPTANCE. Within the Acceptance Window, the Company may, subject to the terms of paragraph 2F, elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Private Shelf Notes specified in the applicable Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window (but not earlier than 9:30 A.M. or later than 2:00 P.M., New York City local time) that the Company elects to accept such interest rate quotes, specifying the Private Shelf Notes (each such Private Shelf Note being herein called an “ACCEPTED NOTE”) as to which such acceptance (herein called an “ACCEPTANCE”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “ACCEPTANCE DAY” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Private Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2F and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of EXHIBIT C attached hereto (herein called a “CONFIRMATION OF ACCEPTANCE”). If the Company should fail to execute and return the applicable Confirmation of Acceptance to Prudential within three Business Days following receipt of a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2F. MARKET DISRUPTION. Notwithstanding the provisions of paragraph 2E, if Prudential shall have provided interest rate quotes pursuant to paragraph 2E and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2E, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall occur a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities, then such interest rate quotes shall expire, and no purchase or sale of Private Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2F are applicable with respect to such Acceptance.

2G. PRIVATE SHELF CLOSING. Not later than 11:30 A.M. (New York City local time) on the Private Shelf Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attention: Law Department, the Private Shelf Notes to be purchased by such Purchaser in the form of a single Accepted Note for the Accepted Notes which have exactly the same terms (or such greater number of Notes in authorized denominations as such Purchaser may request) dated the Private Shelf Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Private Shelf Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Private Shelf Closing Day for such Accepted Notes as provided above in this paragraph 2G, or any of the conditions specified in paragraph 3A shall not have been fulfilled by the time required on such scheduled Private Shelf Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Private Shelf Closing Day notify such Purchaser in writing whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 30 Business Days after such scheduled Private Shelf Closing Day (the “RESCHEDULED CLOSING DAY”)) and certify to such Purchaser that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee, if any, in accordance with paragraph 2H(2) or (y) such closing is to be cancelled as provided in paragraph 2H(3). In the event that the Company shall fail to give such notice referred to in the preceding sentence, such Purchaser may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Private Shelf Closing Day, notify the Company in writing that such closing is to be cancelled as provided in paragraph 2H(3). Notwithstanding anything to the contrary contained in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing which consent shall not be unreasonably denied.

2H. FEES.

2H(1). ISSUANCE FEE. On each Private Shelf Closing Day, the Company agrees to pay Prudential in immediately available funds a fee (the “Issuance Fee”) in an amount equal to 0.10% of the aggregate principal amount of Notes sold on such Private Shelf Closing Day. The issuance Fee for the Series B Notes has been previously paid in full as agreed by the parties.

2H(2). DELAYED DELIVERY FEE. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Private Shelf Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X Full Price

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Notes having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Private Shelf Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the immediately preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “FULL PRICE” means the principal amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. If the Delayed Delivery Fee is zero or negative, there will be no Delayed Delivery Fee. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Private Shelf Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2G.

2H(3). CANCELLATION FEE. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2E or the penultimate sentence of paragraph 2G that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “CANCELLATION DATE”), the Company will pay Prudential in immediately available funds an amount (the “CANCELLATION FEE”) calculated as follows:

PI X Full Price

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “FULL PRICE” has the meaning set forth in paragraph 2H(2), above. The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data selected by Prudential). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. If the Price Increase is zero or negative, there will be no Cancellation Fee.

2H(4). STRUCTURING FEE. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement and the amendment of the Existing Agreement, the Company agrees to pay Prudential on the date of the execution of this Agreement in immediately available funds a fee (the “STRUCTURING FEE”) in the amount of $10,000.

3. CONDITIONS OF CLOSING. Prudential's and any Purchaser's obligation to purchase and pay for any Private Shelf Notes, is subject in each case to the satisfaction, on or before the applicable Closing Day for such Notes, of the conditions set forth in paragraph 3A.

3A(1). OPINION OF COMPANY'S COUNSEL. On the Initial Closing Day, Prudential shall have received from Robert C. Stinson, Esq., general counsel of the Company, a favorable opinion satisfactory to Prudential and substantially in the form of EXHIBIT D-1 attached hereto.

3A(2). OPINION OF COMPANY'S COUNSEL. On each Private Shelf Closing Day, each Purchaser shall have received from Robert C. Stinson, Esq., general counsel of the Company (or other counsel reasonably acceptable to the Purchasers), a favorable opinion satisfactory to the Purchasers and substantially in the form of EXHIBIT D-2 attached hereto.

3A(3). REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in paragraph 8 hereof shall be true on and as of the applicable Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the applicable Closing Day no Event of Default or Default; and the Company shall have delivered to each Purchaser an Officer's Certificate, dated the applicable Closing Day, to both such effects.

3A(4). FEES. On or before the Initial Closing Day, the Company shall have paid in full to Prudential the Structuring Fee required by paragraph 2H(4). On or before each Private Shelf Closing Day, the Company shall have paid in full to Prudential any Issuance Fee required by paragraph 2H(1) and to the Purchasers any Delayed Delivery Fee or Cancellation Fee required by paragraph 2H(2) or 2H(3).

3A(5). PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Notes to be purchased on the applicable Private Shelf Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject any Purchaser to any material tax (other than ordinary income taxes), material penalty, material liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as such Purchaser may have requested no less than 5 days before any scheduled closing to establish compliance with this condition.

3A(6). LEGAL MATTERS. Counsel for the Purchasers shall be satisfied as to all legal matters in all material respects relating to such purchase and sale.

3A(7). PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

3A(8). SALE OF NOTES OF SAME SERIES TO OTHER PURCHASERS. The Company shall have tendered to the other Purchasers (if any) the Notes of the same Series to be purchased by them at the closing.

4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and under the circumstances specified in paragraphs 4B and 4E.

4A. REQUIRED PREPAYMENT OF PRIVATE SHELF NOTES. Until each respective Series of Private Shelf Notes shall be paid in full, each respective Series of Private Shelf Notes shall be subject to such required prepayments, if any, as are specified for such Series of Private Shelf Notes in accordance with the provisions of paragraph 2C hereof. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any prepayment as specified in the respective Series of Private Shelf Notes.

4B. OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. Subject to the limitations set forth below, the Notes shall be subject to prepayment, in whole at any time or from time to time in part (in $100,000 increments and not less than $2,000,000 per occurrence), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note so prepaid. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in the inverse order of their scheduled due dates.

4C. NOTICE OF OPTIONAL PREPAYMENT. The Company shall give to the holder of each Note of a Series irrevocable written notice of any optional prepayment pursuant to paragraph 4B with respect to such Series not less than 30 days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate principal amount of the Notes of such Series to be prepaid on such date, (iii) the principal amount of the Notes of such holder to be prepaid on that date, and (iv) stating that such optional prepayment is to be made pursuant to paragraph 4B. Notice of optional prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.

4D. PARTIAL PAYMENTS PRO RATA. In the case of each prepayment pursuant to paragraphs 4A or 4B of less than the entire unpaid principal amount of all outstanding Notes of any Series, the amount to be prepaid shall be applied prorata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraphs 4A or 4B) according to the respective unpaid principal amounts thereof.

4E. RETIREMENT OF NOTES. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than (i) by prepayment pursuant to paragraphs 4A or 4B or (ii) upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D. In the event that (i) the Company at any time requests in writing the approval by the holders of the Notes of a merger, acquisition, recapitalization or reorganization, the consummation of which would result in an Event of Default or Default hereunder, and (ii) the Required Holders shall have failed to grant such approval within ninety (90) days of the date of such written request, then the Company may, subject to the terms of the first sentence of this paragraph 4E and simultaneously with the consummation of such prohibited transaction, prepay the Notes of the nonconsenting holders at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to such Note within one hundred fifty (150) days of the date of the written request.

5. AFFIRMATIVE COVENANTS.

5A. FINANCIAL STATEMENTS. The Company covenants that it will deliver to each Significant Holder in triplicate:

(i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery (which may be by delivery of an electronic version or by providing notice and access to a version that may be downloaded from the Company’s website) pursuant to clause (iii) below of copies of the Quarterly Report on Form lO-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii) as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of income, stockholders' equity, and cash flows of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s); provided, however, that delivery (which may be by delivery of an electronic version or by providing notice and access to a version that may be downloaded from the Company’s website) pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), excluding registration statements on Form S-8; provided, however, that the delivery requirement with respect to any such financial statements, proxy statements, notices and reports may be satisfied by delivery of an electronic version or by providing notice and access to a version that may be downloaded from the Company’s website;

(iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

(v) with reasonable promptness, such other financial data as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 6 and stating that, to the best of their knowledge based upon reasonable inquiry, there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a report of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5C. INSPECTION OF PROPERTY. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants and, if a Default or Event of Default shall be continuing, to examine the corporate books and financial records of the Company and its Subsidiaries and obtain copies thereof or extracts therefrom, all at such reasonable times as the Company and such Significant Holder shall agree but in any event within three Business Days from request of any Purchaser and during normal business hours.

5D. COVENANT TO SECURE NOTES EQUALLY. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B(1) (unless the prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

5E. MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary shall maintain, with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards as is ordinarily carried by companies similarly situated in the same or similar lines of business.

5F. COMPLIANCE WITH LAWS. Without limited Paragraph 6B(11), the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that noncompliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5G. PAYMENT OF TAXES AND CLAIMS. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need file any such return or pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the failure to file such return or the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6. NEGATIVE COVENANTS. Unless the Required Holders shall otherwise consent in writing, the Company agrees to observe and perform each of the negative covenants set forth below so long as any Note shall remain outstanding.

6A(1). [RESERVED]

6A(2). [RESERVED]

6A(3). [RESERVED]

6A(4). INTEREST COVERAGE RATIO. The Company shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

6B. CREDIT AND OTHER RESTRICTIONS. The Company covenants that it will not and will not permit any Subsidiary to:

6B(1). LIEN RESTRICTIONS. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of Notes in accordance with the provisions of paragraph 5D hereof), except:

(i) Liens for taxes or other governmental charges not yet due or which are being actively contested in good faith by appropriate proceedings;

(ii) Liens incidental to the conduct of its business or the ordinary operation or use of its property which were not incurred in connection with the borrowing of money or obtaining credit or advances;

(iii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary;

(iv) Liens identified on EXHIBIT G to the Existing Agreement a copy of which is attached hereto;

(v) Liens relating to the ledger balances, consignments, and other similar arrangements and other Liens (including Liens consisting of Capitalized Lease Obligations and/or purchase money security interests) to secure Debt, provided that (x) the Debt to which the Lien relates is permitted by paragraph 6B(2) and (y) the aggregate amount of Debt (plus, without duplication, the aggregate amount of such ledger balances, consignments and other similar arrangements) secured by such Liens does not exceed at any time 20% of Consolidated Tangible Net Worth; and

(vi) Liens consisting of survey exceptions, minor encumbrances, easements and rights of way, or zoning or other restrictions as to the use of real properties; PROVIDED, HOWEVER, that such Liens in the aggregate do not materially impair the usefulness of such property in the business of the Company and its Subsidiaries, taken as a whole.

Except for guaranties permitted or contemplated by paragraph 6B(10) or with respect to banker’s liens arising by operation of law (so long as the Company is in compliance with clause (v) of this paragraph 6B(1), with the amount of Debt secured by such banker’s liens being equal, for the purpose of determining compliance with such clause (v), to the lesser of the value of assets subject to such banker’s liens or the outstanding amount of the Debt as to which such banker’s liens may be exercised), neither the Company nor any Subsidiary is permitted to create, incur, assume or suffer to exist any Lien upon any property or assets to secure any obligations under the Credit Agreement.

6B(2). DEBT RESTRICTION. Create, incur, assume or suffer to exist any Debt, except:

(i) Debt in existence on March 28, 1996;

(ii) Debt of any Subsidiary to the Company or to any other Subsidiary; and

(iii) additional Debt of the Company and/or any Subsidiary subject to the proviso set forth below;

provided, however, (x) that the aggregate principal amount of consolidated Debt of the Company and its Subsidiaries shall not exceed at any time an amount equal to 58% of Consolidated Capitalization and (y) Priority Debt shall not exceed at any time an amount equal to 20% of Consolidated Net Worth.

6B(3). LOANS, ADVANCES AND INVESTMENTS. Make or permit to remain outstanding loans or advances to, or own, purchase or acquire any stock obligations or securities of, or any other interest in, or make any capital contributions to, any Person (collectively, “INVESTMENTS”), except that the Company or any Subsidiary may:

(i) make or permit to remain outstanding loans or advances to any Subsidiary;

(ii) own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such purchase or acquisition will be a Subsidiary;

(iii) acquire and own (a) stock of the Company so long as no Default or Event of Default exists after giving effect to the acquisition thereof and (b) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary;

(iv) own, purchase or acquire prime commercial paper, banker's acceptances and certificates of deposit in the United States and Canadian commercial banks (having capital resources in excess of $100 million U.S.), repurchase agreements with respect to the foregoing, in each case due within one year from the date of purchase and payable in the United States in United States dollars, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government;

(v) make or permit to remain outstanding relocation, travel and other like advances to officers and employees in the ordinary course of business;

(vi) permit to remain outstanding Investments existing on March 28, 1996; and

(vii) make other Investments not in excess of 20% of Consolidated Net Worth.

6B(4). DISPOSITION OF CERTAIN ASSETS. Sell, lease, transfer or otherwise dispose of any assets of the Company or any Subsidiary other than in an Excluded Transfer, unless the net book value of the assets sold, leased, transferred or otherwise disposed of outside of the ordinary course of business in the then most recent 24 month period together with the net book value of any assets then proposed to be sold, leased, transferred or otherwise disposed of outside of the ordinary course of business do not exceed 30% of Consolidated Tangible Net Worth. For purposes of this paragraph and paragraph 6B(2), a sale of the Company's or its Subsidiaries' receivables in connection with financing of the Company or any of its Subsidiaries under a securitization program shall be deemed to constitute Debt of the Company or any such Subsidiary and not a sale of assets

6B(5). SALE OF STOCK AND DEBT OF SUBSIDIARIES. Sell or otherwise dispose of, or part with control of, any shares of stock or debt of any Subsidiary, except to the Company or any Subsidiary, and except that all shares of stock and debt of any Subsidiary at the time owned by or owed to the Company and all Subsidiaries may by sold as an entirety for fair market value (as determined in good faith by the Board of Directors of the Company) provided that the net book value of the assets of such Subsidiary, together with the net book value of the assets of the Company and any other Subsidiaries sold during the then most recent 24 month period do not exceed 30% of Consolidated Tangible Net Worth.

6B(6). MERGER AND CONSOLIDATION. Merge with or consolidate into any other company, except (i) Subsidiaries may be merged into the Company, (ii) the Company may merge with another entity provided that the Company is the surviving corporation and no Default or Event of Default under this Agreement would exist after giving effect to the merger or as a result thereof, (iii) any Subsidiary may be merged with or into another corporation provided that the surviving corporation is a Subsidiary (in the case of a merger that does not involve the Company) or the Company and no Default or Event of Default would exist after giving effect to the merger or as a result thereof, or (iv) the Company may be merged into a Subsidiary or a newly created entity organized under the laws of any state of the United States which has conducted no previous business and at the time of such merger shall have no liabilities, if, in either case, the surviving corporation assumes the obligations of the Company under the Notes in a manner reasonably satisfactory to the Required Holders of the Notes and no Default or Event of Default shall exist after giving effect to the merger or as a result thereof.

6B(7). SALE OR DISCOUNT OF RECEIVABLES. Sell with recourse, discount or pledge any of its notes receivable or accounts receivable other than receivables sold constituting Debt under clause (vii) of the definition thereof provided that (i) the aggregate face amount of all such receivables sold shall not exceed $70,000,000, and (ii) after giving effect to such sale, the Company is in compliance with paragraph 6B(2).

6B(8). LEASE OBLIGATIONS. Lease real property or personal property (excluding data processing equipment, vehicles, and other equipment leased in the ordinary course of business) for terms exceeding three years if after giving effect thereto the aggregate amount of all payments in any fiscal year payable by the Company and its Subsidiaries would exceed an aggregate of 15% of Consolidated Tangible Net Worth.

6B(9). RESTRICTED TRANSACTIONS. Deal directly or indirectly with an Affiliate, any Person related by blood, adoption, or marriage to any Affiliate or any Person owning 5% or more of the Company's stock, provided that (i) the Company may deal with such Persons in the ordinary course of business at arm's length, (ii) the Company may make loans or advances to officers permitted by paragraph 6B(3) and (iii) in addition to the foregoing, so long as the stock of the Company is publicly held, the Company may deal with such Persons so long as the aggregate amount of such transactions does not exceed $1,000,000 in any fiscal year.

6B(10). OTHER SUBSIDIARY GUARANTIES. The Company covenants that it will not permit any Subsidiary organized under the laws of the United States or any state thereof (a “U.S. Subsidiary”) to create, issue, incur, assume or become subject to or liable under any guarantee with respect to any Material Indebtedness Agreement unless such U.S. Subsidiary promptly executes and delivers to the holders of the Notes a Guaranty of Payment of Debt substantially in the form of Exhibit I hereto. Notwithstanding the foregoing, the Company covenants that it will not permit any Subsidiary to create, issue, incur, assume or become subject to or liable under any guarantee with respect to the Credit Agreement unless such Subsidiary promptly executes and delivers to the holders of the Notes a Guaranty of Payment of Debt substantially in the form of Exhibit I hereto; provided, however, that the foregoing shall not apply to any guaranty created, issued, incurred or assumed by a Subsidiary organized under the laws of a jurisdiction other than the United States or any state thereof (a “Non-U.S. Subsidiary”) in respect of Debt incurred by any other Non-U.S. Subsidiary pursuant to the Credit Agreement so long as such Non-U.S. Subsidiary that creates, issues, incurs or assumes such guaranty has not also created, issued, incurred or assumed a guaranty in respect of Debt incurred by the Company or any U.S. Subsidiary pursuant to the Credit Agreement.

6B(11). OTHER COVENANTS. In the event that the Company or any of its Subsidiaries shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the covenants contained therein shall be more restrictive than the covenants set forth herein, then the Company and its Subsidiaries shall be bound hereunder by such more restrictive covenants with the same force and effect as if such covenants were written herein.

6B(11). TERRORISM SANCTIONS REGULATIONS. The Company will not and will not permit any Controlled Entity (i) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (ii) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (a) would cause any holder to be in violation of any law or regulation applicable to such holder, or (b) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (iii) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

7. EVENTS OF DEFAULT.

7A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of, or Yield-Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note for more than five (5) days after the date due; or

(iii) (A) (1) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (including any obligation under a conditional sale or other title retention agreement entered into as a means of acquiring the subject property, any obligation issued or assumed as full or partial payment for property if secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or (2) the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any of the foregoing obligations are issued or created (or if any other event thereunder or under any such agreement shall occur and be continuing), and the effect of such default under clause (1) above or failure or event under clause (2) above is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $20,000,000; or (B) the Company or any Subsidiary fails to perform or observe any term or condition of any agreement or lease (other than those specified in clause (A) of this paragraph 7A(iii)) beyond any applicable grace period with respect thereto (or if any other event thereunder shall occur and be continuing beyond any applicable grace period), if the effect of such failure or event is to cause, or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause, such obligation to become due prior to any stated maturity or require the repurchase, redemption or defeasance of such obligation, provided that the aggregate amount of all obligations as to which such failure or other event causing or permitting acceleration or requiring the repurchase, redemption or defeasance shall exceed $20,000,000; or

(iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any agreement contained in paragraph 6; or

(vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii) any one or more unpaid or unsatisfied judgments or decrees in excess of $20,000,000 in the aggregate at any one time outstanding is entered against the Company and/or its Subsidiaries, excluding those judgments or decrees (A) that shall have been stayed, vacated or bonded, (B) which are not final and non-appealable, provided that the Company or such Subsidiary is contesting any such judgment or decree in good faith and by appropriate proceedings diligently pursued,(C) for and to the extent the Company or any Subsidiary is insured and with respect to which the insurer specifically has assumed responsibility in writing therefor, (D) for and to the extent the Company or any Subsidiary are otherwise indemnified if the terms of such indemnification are satisfactory to the Required Holders or (E) that have been outstanding for less than 60 days; then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) of any Series of Notes may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, provided that the Yield-Maintenance Amount, if any, with respect to each Note of such Series shall be due and payable upon such declaration only if (x) such event is an Event of Default specified in any of clauses (i) to (vi),inclusive, or (xi) or (xii) of this paragraph 7A, (y) the Required Holders of such Series shall have given to the Company, at least 10 Business Days before such declaration, written notice stating its or their intention so to declare the Notes of such Series to be immediately due and payable and identifying one or more such Events of Default whose occurrence on or before the date of such notice permits such declaration, and (z) one or more of the Events of Default so identified shall be continuing at the time of such declaration;

[(xiii) Reserved]

[(xiv) Reserved]

(xv)  a Change in Control shall occur; or

(xvi) (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (C) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (D) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (F) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (A) through (F) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Paragraph 7A (xvi), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7B. RESCISSION OF ACCELERATION. At any time after any or all of the Notes of a Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement (as this Agreement pertains to the Notes of such Series). No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

8A. ORGANIZATION. The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio, each Subsidiary is a corporation or other legal entity existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and the Company has and each Subsidiary has the corporate or other power to own its respective property and to carry on its respective business as now being conducted. The names and jurisdictions of incorporation of each Subsidiary are set forth on Exhibit F attached hereto.

8B. FINANCIAL STATEMENTS. The Company has furnished Prudential and each Purchaser of any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the last day in each of the five fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and a consolidated statement of income, stockholders' equity and statement of cash flows of the Company and its Subsidiaries for each such year, all certified by Deloitte & Touche LLP (or such other independent public accountants of recognized national standing selected by the Company or other accounting firm as may be reasonably acceptable to such Purchaser); and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income and statements of cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

8C. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could be reasonably expected to result in any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

8D. OUTSTANDING DEBT. Neither the Company nor any Subsidiary has any Debt outstanding except as permitted by paragraph 6B(2). There exists no payment default or other default in any material respect under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

8E. TITLE TO PROPERTIES. To the best knowledge of the Responsible Officers based upon reasonable inquiry, the Company has, and each Subsidiary has, good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6B(1). The Company and each Subsidiary enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the conduct of their respective businesses, none of which contains any unusual or burdensome provisions which could be reasonably expected to materially affect or impair the operation of such businesses. All such leases are valid and subsisting and are in full force and effect.

8F. TAXES. To the best knowledge of the Responsible Officers based upon reasonable inquiry, the Company has, and each Subsidiary has, filed all Federal, State and other income tax returns which are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

8G. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than Liens permitted by this

Agreement) pursuant to, the charter or code of regulations of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), nor to the best of the Responsible Officers' knowledge based upon reasonable inquiry, any instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in EXHIBIT E attached hereto (as such EXHIBIT E may have been modified from time to time by written supplements thereto delivered by the Company and accepted in writing by Prudential).

8H. OFFERING OF NOTES. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the registration provisions of any securities or Blue Sky law of any applicable jurisdiction.

8I. USE OF PROCEEDS. The proceeds of the sale of any Private Shelf Notes will be used for the purposes stated in the relevant Request for Purchase. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes transaction a “purpose credit” within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Private Shelf Closing Day for such Notes an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect. The Company is not a Person described in Section 1 of the Anti-Terrorism Order and none of the proceeds from the issuance of the Notes will, to the Company’s knowledge, directly or indirectly, be transferred to or used for the benefit of any such Person.

8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under

Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser's representation in paragraph 9B.

8K. GOVERNMENTAL CONSENT. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions of this Agreement.

8L. ENVIRONMENTAL COMPLIANCE. To the best knowledge of the Responsible Officers based upon reasonable inquiry, the Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all applicable federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement.

8M. HOSTILE TENDER OFFERS. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

8N. DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future can be reasonably expected to (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Purchasers by the Company prior to the date hereof in connection with the transactions contemplated hereby

8O. SECTION 144A. The Notes are not of the same class as securities, if any, of the Company listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8P.    FOREIGN ASSETS CONTROL REGULATIONS, ETC.
(1)    Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(2)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(3)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(4)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. NATURE OF PURCHASE. Such Purchaser is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

9B. SOURCE OF FUNDS. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”)

95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)    the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or
(v)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)    the Source is a governmental plan; or

(vii)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS. For the purpose of this Agreement, the terms defined in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

10A. YIELD-MAINTENANCE TERMS.

“CALLED PRINCIPAL” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“DESIGNATED SPREAD” shall mean (i) 0% with respect to the Series A Notes, (ii) 0.50% with respect to the Series B Notes and Series C Notes and (iii) unless otherwise specified in the Confirmation of Acceptance with respect thereto, 0.50% for any other Series of Notes.
“DISCOUNTED VALUE” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“REINVESTMENT YIELD” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the ask-side yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Bloomberg Financial Markets shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.
“REMAINING AVERAGE LIFE” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“REMAINING SCHEDULED PAYMENTS” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“SETTLEMENT DATE” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“YIELD-MAINTENANCE AMOUNT” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. OTHER TERMS.

“ACCEPTANCE” shall have the meaning specified in paragraph 2E.

“ACCEPTANCE DAY” shall have the meaning specified in paragraph 2E.

“ACCEPTANCE WINDOW” shall mean, with respect to any interest rate quote made by Prudential pursuant to paragraph 2D, the time period designated by Prudential during which the Company may elect to accept such interest rate quote as to not less than $5,000,000 in aggregate principal amount of Private Shelf Note specified in the Request for Purchase.

“ACCEPTED NOTE” shall have the meaning specified in paragraph 2E.

“AFFILIATE” of any Person shall mean (i) any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person (except, with respect to the Company, a Subsidiary) and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“ANTI-CORRUPTION LAWS” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“ANTI-MONEY LAUNDERING LAWS” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“ANTI-TERRORISM ORDER” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

“AUTHORIZED OFFICER” shall mean (i) in the case of the Company, its chief executive officer, its chief operating officer, its chief financial officer, its corporate secretary, and any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers.

“AVAILABLE FACILITY AMOUNT” shall have the meaning specified in paragraph 2A.

“BANKRUPTCY LAW” shall have the meaning specified in clause (viii) of paragraph 7A.

“BLOCKED PERSON” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).
“BUSINESS DAY” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2C hereof only, a day on which Prudential Investment Management, Inc. is not open for business.

“CANADIAN BORROWER” shall mean each of the Subsidiaries of the Company set forth on Schedule 2 to the Credit Agreement.

“CANCELLATION DATE” shall have the meaning specified in paragraph 2H(3).

“CANCELLATION FEE” shall have the meaning specified in paragraph 2H(3).

“CAPITALIZED LEASE OBLIGATION” shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

“CISADA” shall mean the Comprehensive Iran Sanctions, Accountability and Divestment Act.
“CLOSING DAY” shall mean the Initial Closing Day or a Private Shelf Closing Day, as the case may be.

“CHANGE IN CONTROL” shall mean:

(a)  the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Stock represented by the issued and outstanding capital stock of the Company;

(b)  the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or

(c)  the occurrence of a change in control, or other similar provision, as defined in the Credit Agreement or any Material Indebtedness Agreement.

“CODE” shall mean the Internal Revenue Code of 1986, as amended.

“CONFIRMATION OF ACCEPTANCE” shall have the meaning specified in paragraph 2E.

“CONTROLLED ENTITY” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CONSOLIDATED CAPITALIZATION” shall mean Consolidated Tangible Net Worth of the Company and its Subsidiaries plus Debt.

“CONSOLIDATED DEPRECIATION AND AMORTIZATION CHARGES” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the

Company for such period, as determined on a consolidated basis and in accordance with generally accepted accounting principles.

“CONSOLIDATED EBITDA” shall mean, for any period, Consolidated Net Income for such period plus the aggregate amounts deducted in determining such Consolidated Net Income in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense, (c) Consolidated Depreciation and Amortization Charges, (d) stock option expenses, up to an aggregate amount of Five Million Dollars ($5,000,000) per fiscal year of the Company, and (d) (i) extraordinary or non-recurring charges, minus (ii) extraordinary or non-recurring cash gains, determined on a consolidated basis in accordance with generally accepted accounting principles.

“CONSOLIDATED INCOME TAX EXPENSE” shall mean, for any period, all provisions for taxes based on the gross or net income of the Company (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of the Company, determined on a consolidated basis and in accordance with generally accepted accounting principles.

“CONSOLIDATED INTEREST EXPENSE” shall mean, for any period, the interest expense of the Company for such period, determined on a consolidated basis and in accordance with generally accepted accounting principles.

“CONSOLIDATED NET INCOME” shall mean consolidated net income of the Company and its Subsidiaries as determined in accordance with generally accepted accounting principles.

“CONSOLIDATED TANGIBLE NET WORTH” shall mean the sum of (i) the par value (or value stated on the books of the Company) of the capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, plus (iii) the amount of paid in capital, less the sum of treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, non-current deferred charges and other intangible assets and any write-up of the value of any asset, all determined on a consolidated basis for the Company and all Subsidiaries in accordance with generally accepted accounting principles.

“COUNTY BONDS GUARANTY” shall have the meaning assigned to such term in the Inducement Agreement.

“CREDIT AGREEMENT” shall mean the Credit Agreement, dated as of June 3, 2005, among the Company, the Canadian Borrowers, the Banks, Keybank National Association, as Lead Arranger, Book Runner and Administrative Agent, and U.S. Bank National Association, as Syndication Agent, as amended, modified, supplemented, restated, replaced or refinanced from time to time.

“DEBT” shall mean and include, (i) any obligation payable for borrowed money (including capitalized lease obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation); (ii) indebtedness payable which is secured by any lien on property owned by the Company or any Subsidiary; (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligation, stock or dividends of any Person (other than under the Project Bonds Guaranty and the County Bonds Guaranty); (iv) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses; (v) ledger balances, consignments and other similar arrangements but only to the extent required to be shown as debt on the consolidated balance sheet of the Company in accordance with generally accepted accounting principles; (vi) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee; (vii) the face amount of receivables sold to any Person for the purpose of enabling such Person to incur Debt or sell interests in such receivables to finance the purchase price of such receivables, and (viii) guaranteed purchase contracts which are required to be shown as debt on the Company's consolidated balance sheet in accordance with generally accepted accounting principles (but not including guaranteed purchase contracts to the extent that the obligations thereunder are not required to be shown as debt on the Company's consolidated balance sheet in accordance with generally accepted accounting principles); all as determined in accordance with generally accepted accounting principles. The term Debt shall not include (a) obligations under the Company's compensation or benefit plans in effect from time to time to the extent not required to be shown as debt on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles and (b) trade payables incurred in the ordinary course of business (including ledger balances, consignments and other similar arrangements) to the extent such trade payables (including ledger balances, consignments and other similar arrangements) are not required to be shown as debt on the consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

“DELAYED DELIVERY FEE” shall have the meaning specified in paragraph 2H(2).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA AFFILIATE” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“EVENT OF DEFAULT” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “DEFAULT” shall mean any of such events, whether or not any such requirement has been satisfied.

“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

“EXCLUDED TRANSFER” shall mean any sell, lease, transfer or other disposition of any assets of the Company or any Subsidiary which is either (i) made in the ordinary course of business or (ii) made to the Company or any Subsidiary and after giving effect to such transaction the Company's ultimate percentage ownership of the assets sold, leased, transferred or other disposed of has not been reduced (giving the Company appropriate credit for indirect ownership of assets by virtue of ownership through any Subsidiary but only to the extent of the Company's percentage ownership of such Subsidiary).

“EXISTING AGREEMENT” shall mean that certain Note Purchase and Private Shelf Agreement dated as of October 31, 1992 between the Company and Prudential.

“FACILITY” shall have the meaning specified in paragraph 2A.

“FUNDED DEBT” shall mean with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date on which Funded Debt is to be determined.

“GOVERNMENTAL AUTHORITY” shall mean
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“GOVERNMENTAL OFFICIAL” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“HEDGE TREASURY NOTE(S)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“HOSTILE TENDER OFFER” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“INDUCEMENT AGREEMENT” shall mean that certain Inducement Agreement dated as of March 1, 1996 between the Company and Prudential, a copy of which is attached hereto as EXHIBIT H.

“INITIAL CLOSING DAY” shall mean November 27, 1996.

“INSTITUTIONAL INVESTOR” shall mean Prudential, any Prudential Affiliate or any bank, bank affiliate, financial institution, insurance company, pension fund, endowment or other organization which regularly acquires debt instruments for investment.

“INTEREST COVERAGE RATIO” shall mean, for the most recently completed four fiscal quarters of the Company, on a consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“ISSUANCE FEE” shall have the meaning specified in paragraph 2H(1).

“ISSUANCE PERIOD” shall have the meaning specified in paragraph 2A.

“LIEN” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

“MATERIAL ADVERSE EFFECT” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“MATERIAL INDEBTEDNESS AGREEMENT” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with Funded Debt of the Company or any Subsidiary equal to or in excess of the amount of Twenty Million Dollars ($20,000,000).

“MULTIEMPLOYER PLAN” shall mean any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NOTES” shall have the meaning specified in paragraph 1.

“OFAC” means the office of Foreign Assets Control, United States Department of the Treasury.

“OFAC SANCTIONS PROGRAM” means any economic or trade sanction that OFAC is responsible for overseeing, administering and enforcing. A list of OFAC Sanctions

Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“OFFICER'S CERTIFICATE” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“PERSON” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“PLAN” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“PRIORITY DEBT” shall mean, as of any time of determination thereof, the aggregate amount, without duplication, of (i) all obligations of the Company secured by Liens permitted by clauses (iv) or (v) of paragraph 6B(1) and (ii) Debt of Subsidiaries, other (a) Debt of the Canadian Borrowers owed to the Canadian Banks under the Credit Agreement, (b) Debt consisting of guarantees by Subsidiaries of Debt of the Company so long as such guarantees are permitted under paragraph 6B(10) hereof and (c) Debt owed by a Subsidiary to the Company or another Subsidiary.

“PRIVATE SHELF CLOSING DAY” for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such Private Shelf Note in the Request for Purchase of such Private Shelf Note, provided that if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2G, the Private Shelf Closing Day for such Accepted Note, for all purposes of this Agreement except paragraph 2H(3), shall mean the Rescheduled Closing Day with respect to such Closing.

“PRIVATE SHELF NOTE” and “PRIVATE SHELF NOTES” shall have the meanings specified in paragraph 1.

“PROJECT BOND GUARANTY” shall have the meaning assigned to such term in the Inducement Agreement.

“PRUDENTIAL” shall mean Prudential Investment Management, Inc.

“PRUDENTIAL AFFILIATE” shall mean any Affiliate of Prudential.

“PURCHASERS” shall mean, with respect to any Accepted Notes the Persons, either Prudential or a Prudential Affiliate, who is purchasing such Accepted Notes.

“REQUEST FOR PURCHASE” shall have the meaning specified in paragraph 2C.

“REQUIRED HOLDER(S)” shall mean, with respect to the Notes of any series, at any time, the holder or holders of at least 50.01% of the aggregate principal amount of the Notes of such series outstanding at such time.

“RESCHEDULED CLOSING DAY” shall have the meaning specified in paragraph 2G.

“RESPONSIBLE OFFICER” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“SECURITIES ACT” shall mean the Securities Act of 1933, as amended.

“SERIES” shall have the meaning specified in paragraph 1.

“SERIES A NOTES” shall mean the 7.82% Series A Notes executed by the Company pursuant to the Existing Agreement in the original aggregate principal amount of $80,000,000 and due December 8, 2002.

“SERIES B NOTES” shall mean the 6.60% Series B Notes executed by the Company pursuant to this Agreement in the original aggregate principal amount of $50,000,000 and due December 8, 2007.

“SERIES C NOTES” shall mean the 3.19% Series C Senior Notes executed by the Company pursuant to this Agreement in the original aggregate principal amount of $120,000,000 and due July 1, 2022.
“SIGNIFICANT HOLDER” shall mean (i) Prudential or any Prudential Affiliate, so long as Prudential or any Prudential Affiliate shall hold any Note or any amount remains available under the Facility or (ii) any other holder of at least 10% of the aggregate principal amount of any Series of Notes from time to time outstanding. To the extent that any notice or document is required to be delivered to the Significant Holders under this Agreement, such requirement shall be satisfied with respect to Prudential and all Prudential Affiliates by giving notice, or delivery of a copy of any such document, to Prudential (addressed to Prudential and each such Prudential Affiliate).

“STATE SANCTIONS LIST” shall mean a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“SUBSIDIARY” shall mean any corporation, association, partnership, limited partnership, limited liability company, joint venture or other business entity of which more than 80% of the Voting Stock, membership interests or other equity interests is owned or controlled directly or indirectly by the Company, or one or more of the Subsidiaries of the Company, or a combination thereof.

“TRANSFEREE” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“U.S. ECONOMIC SANCTIONS” means United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the Unites States or any enabling legislation or executive order relating to any of the foregoing.

“U.S. ECONOMIC SANCTIONS LAWS” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“VOTING STOCK” shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

10C. ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS. All references in this Agreement to “general accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles Notwithstanding the foregoing, if any change in generally accepted accounting principles from those applied in the preparation of the financial statements referred to in paragraph 8B is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), the initial application of which change is made after the date of this Agreement, and any such change results in a change in the method of calculation of financial covenants, standards or terms found in this Agreement, the parties hereto agree that until such time as the parties hereto agree upon an amendment to this Agreement addressing such change, such financial covenants, standards and terms shall be construed and calculated as though such change had not taken place. The parties hereto agree to enter into good faith negotiations in order to amend the affected provisions so as to reflect such accounting changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made. When used herein, the term “financial statement” shall include the notes and schedules thereto. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any

similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

11. MISCELLANEOUS.

11A. NOTE PAYMENTS. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 Noon, New York City local time, on the date due) to (i) the account or accounts specified in the applicable Confirmation of Acceptance (in the case of any Private Shelf Note) or (ii) such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A.

11B. EXPENSES. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement (other than with respect to the legal fees and expenses incurred in connection with the Initial Closing Day or any draw under the Facility), the transactions contemplated hereby and any subsequent Company proposed modification of, or Company proposed consent under, this Agreement, whether or not such Company proposed modification shall be effected or Company proposed consent granted, and (ii) the costs and expenses, including attorneys' fees, incurred by any Purchaser or any Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. CONSENT TO AMENDMENTS. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000 except as may be necessary to reflect any amount not evenly divisible by $1,000,000; provided, however, that no such minimum denomination shall apply to Notes issued to, or issued upon transfer by any holder of the Notes to, Prudential or one or more Prudential Affiliates or accounts managed by Prudential or Prudential Affiliates or to any other entity or group of affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. The Company shall not assign its rights under paragraph 2.

11H. DISCLOSURE TO OTHER PERSONS. The Company acknowledges that Prudential, each Purchaser and each holder of any Note may deliver copies of any financial statements and other documents delivered to it, and disclose any other information disclosed to it, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to (i) its directors, officers, employees, agents and professional consultants, (ii) any Purchaser or holder of any Note, (iii) any Institutional Investor to which it offers to sell any Note or any part thereof other than a Competitor, (iv) any Institutional Investor to which it sells or offers to sell a participation in all or any part of any Note other than a Competitor, (v) any Institutional Investor from which it offers to purchase any security of the Company, (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the National Association of Insurance Commissioners or any similar organization, or (viii) any other Person to which such delivery or disclosure may be necessary (a) in compliance with any law, rule, regulation or order applicable to it, (b) in response to any subpoena or other legal process or informal investigative demand, (c) in connection with any litigation to which it is a party or (d) in order to enforce its rights under this Agreement. Subject to the disclosure permitted in the first sentence of this paragraph, Prudential, each such Purchaser, each such holder and any Person designated by any of the foregoing Persons under paragraph 5C each agree to use their best efforts to hold in confidence and not to disclose or use (other than for internal purposes which shall not include any usage that would subject the Company or its officers to any fine or penalty under any securities laws or regulations) any Confidential Information. “Confidential Information” shall mean financial statements and reports delivered pursuant to paragraph 5A and other non-public information regarding the Company which was obtained pursuant to paragraph 5B or paragraph 5C; PROVIDED, HOWEVER, that such term shall not include information (x) which was publicly known, or otherwise known to you at the time of disclosure, (y) which subsequently becomes publicly known through no act or omission by you or any of your agents or (z) which otherwise becomes known to you other than through disclosure by the Company to you. For purposes of this paragraph, “Competitors” shall mean any Person which has (1) any of the following Standard Industrial Classification Codes (“SIC Codes”): 5084, 5085, and 5063, or (2) a pension or benefit plan maintained by a Person which has any of the foregoing SIC Codes. Prudential and each Purchaser shall be entitled to rely on a certificate from a Person that it is not a “Competitor” of the Company. The Company shall be entitled to modify or supplement in writing the foregoing SIC Codes with the consent of the Required Holders which consent shall not be unreasonably denied.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11H, this paragraph 11H shall not be amended thereby and, as between Prudential, such Purchaser or such holder and the Company, this paragraph 11H shall supersede any such other confidentiality undertaking.

11I. NOTICES. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) or by hand delivery or telecopy and (i) if to Prudential, addressed to Prudential at the address specified for such communications in the Purchaser Schedule attached hereto or to such other address as Prudential shall have specified in writing to the Company, (ii) if to any Purchaser (other than Prudential), addressed to such Purchaser at the address specified in the Confirmation of Acceptance (in the case of any Private Shelf Notes), or at such other address as any Purchaser shall have specified in writing to the Company, and (iii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified in writing to the Company or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iv) if to the Company, addressed to it at Bearings, Inc., 3600 Euclid Avenue, Cleveland, Ohio 44115, Attention: John R. Whitten, Vice President-Finance and Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

11J. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

11K. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the reasonable judgment (exercised in good faith) of the Person or Persons making such determination.

11N. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS.

11O. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11P. BINDING AGREEMENT. When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

11Q. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid (i) the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11R. AMENDMENT OF CERTAIN AGREEMENTS. Upon the execution of this Agreement by the Company and Prudential, paragraph 5 and 6 of the Existing Agreement are hereby amended in their entirety so as to read as set forth, respectively, in paragraphs 5 and 6 of this Agreement and defined terms and cross references used in paragraphs 5 and 6 of the Existing Agreement, as amended hereby, shall be deemed to have the respective meanings ascribed thereto in, and refer to paragraphs in, this Agreement; PROVIDED, HOWEVER, that any reference to a “Note” or “Notes” in the Existing Agreement, as amended hereby, shall mean the notes issued under and pursuant to the Existing Agreement. No termination of this Agreement in whole or in part or any modification hereof, shall affect the continued applicability of this paragraph and the covenants referred to herein to the Existing Agreement. In addition, upon the execution of this Agreement by the Company and Prudential (i) the amounts “$1,000,000” and “$5,000,000” appearing in paragraph 7A(iii) of the Existing Agreement are hereby deleted and the amounts “$5,000,000 and “$10,000,000” are hereby respectively substituted therefor and (ii) paragraphs 7A(xii) and 10C of the Existing Agreement and paragraphs 3(xi) and 5B of the Inducement Agreement are amended and restated in their entirety so as to read as set forth in paragraph 7A(xii) of this Agreement (in the case of paragraphs 7A(xii) of the Existing Agreement and 3(xi)of the Inducement Agreement) and 10C of this Agreement (in the case of paragraph 10C of the Existing Agreement and paragraph 5B of the Inducement Agreement).

Very truly yours,
BEARINGS, INC.

By:
________________________________________
John R. Whitten
Vice President and Treasurer

The foregoing Agreement is
hereby accepted as of the
date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
_________________________________
Vice President

EXHIBIT A

INFORMATION SCHEDULE

Authorized Officers for Prudential

P. Scott von Fischer                            Marie L. Fioramonti
Managing Director                            Managing Director
Prudential Capital Group                        Prudential Capital Group
Two Prudential Plaza                            Two Prudential Plaza
Suite 5600                                Suite 5600
Chicago, Illinois 60601                        Chicago, Illinois 60601

Telephone: (312) 540-4225                        Telephone: (312) 540-4233
Facsimile: (312) 540-4222                        Facsimile: (312) 540-4222

Paul Miering                                William S. Engelking
Managing Director                            Senior Vice President
Central Credit                            Prudential Capital Group
Prudential Capital Group                        Two Prudential Plaza
Four Gateway Center                            Suite 5600
100 Mulberry Street                            Chicago, Illinois 60601
Newark, New Jersey 07102

Telephone: (973) 802-2815                        Telephone: (312) 540-4214
Facsimile: (973) 624-6432                        Facsimile: (312) 540-4222

Julia Buthman                            Mathew Douglass
Senior Vice President                            Vice President
Prudential Capital Group                        Prudential Capital Group
Two Prudential Plaza                            Two Prudential Plaza
Suite 5600                                Suite 5600
Chicago, Illinois 60601                        Chicago, Illinois 60601

Telephone: (312) 540-4237                        Telephone: (312) 540-5435
Facsimile: (312) 540-4222                        Facsimile: (312) 540-4222

Tan Vu
Vice President
Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Telephone: (312) 540-5437
Facsimile: (312) 540-4222